Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (the “Agreement”) is entered into effective as of the 1st day of December, 2019, by and between Bioanalytical Systems, Inc., an Indiana corporation (“Borrower”), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank (“Bank”).

Section 1.  Definitions.

Certain capitalized terms have the meanings set forth on Exhibit 1 hereto or in the Security Agreement. All financial terms used in this Agreement but not defined on Exhibit 1 or in the Security Agreement have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Indiana Uniform Commercial Code.

Section 2.   Loans.

2.1.         Revolving Credit Loans. (a)  Subject to the terms and conditions of this Agreement, Bank hereby extends or continues to extend to Borrower a revolving line of credit facility (the “Facility”) under which Bank shall make loans (the “Revolving Loans”) to Borrower at Borrower’s request from time to time during the term of this Agreement in an aggregate amount not to exceed Five Million and No/100 Dollars ($5,000,000.00). Borrower may, from time to time, borrow, repay (without penalty or charge), and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed the lesser of (i) Five Million and No/100 Dollars ($5,000,000.00) and (ii) the Borrowing Base (the “Revolving Loan Availability”). If the amount of Revolving Loans outstanding at any time under the Facility exceeds the Revolving Loan Availability, Borrower will, upon request, immediately pay the amount of such excess to Bank in cash. In the event Borrower fails to pay such excess following any such request, Bank may, in its discretion, setoff such amount against Borrower’s accounts at Bank, if any, and, if such excess is not satisfied by such setoff, declare an Event of Default.

(b)          Borrower may request a Revolving Loan by written or telephone notice to Bank. Bank will make Revolving Loans by crediting the amount thereof to Borrower’s account at Bank, if any, or as otherwise directed by Borrower and approved by Bank. Loan proceeds will be used for general business purposes.

(c)          On June 23, 2017, Borrower originally issued and delivered to Bank a revolving note in the original principal amount of Two Million and No/100 Dollars ($2,000,000.00) (the “Original Note”), which Original Note has been previously amended and is being further amended and restated as of December 1, 2019 in the maximum principal amount of Five Million and No/100 Dollars ($5,000,000.00) in the form attached hereto as Exhibit 2.1C (the “Revolving Note”), bearing interest and repayable as specified in the Revolving Note.

(d)          The term of the Facility will expire on January 31, 2021, and the Revolving Note will become payable in full on that date.

(e)          On the date hereof, Borrower shall pay to Bank, for Bank’s sole account in immediately available funds, a non-refundable fee associated with the Facility in the amount of Thirty Thousand and No/100 Dollars ($30,000.00).

2.2          Term Loan. (a)  Subject to the terms and conditions hereof, Bank shall continue a term loan (the “Term Loan”) originally made to Borrower on June 23, 2017 in the aggregate amount of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Term Loan as evidenced by a Term Loan Note (the “Term Note”) issued by Borrower to Bank on June 23, 2017 with a final maturity date of June 23, 2022, and otherwise in substantially the form of Exhibit 2.2.

(b)          The proceeds of the Term Loan refinanced Borrower’s debt with The Huntington Bank and also were available for general business purposes.

(c)          Borrower shall have the right to prepay the principal of the Term Loan in accordance with the provisions and prepayment penalties set forth in the Term Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Term Note. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Term Note, and Borrower will remain obligated to pay any further amount owed to Bank.

2.3          Term Loan #2 (a)  Subject to the terms and conditions hereof, Bank shall continue a term loan (the “Term Loan #2”) originally made to Borrower on July 2, 2018 in the aggregate amount of Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Term Loan #2 as evidenced by a Term Loan Note (the “Term Note #2”) issued by Borrower to Bank on July 2, 2018 with a final maturity date of July 2, 2023, and otherwise in substantially the form of Exhibit 2.3.

(b)          The proceeds of the Term Loan #2 supported the acquisition of Seventh Wave Laboratories, LLC and also were available for general business purposes.

(c)          Borrower shall have the right to prepay the principal of the Term Loan #2 in accordance with the provisions and prepayment penalties set forth in the Term Note #2. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Term Note #2. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Term Note #2, and Borrower will remain obligated to pay any further amount owed to Bank.

2.4          Construction Loan. (a)  Subject to the terms and conditions hereof, Bank shall continue a construction draw loan (the “Construction Loan”) originally made to Borrower on September 28, 2018 in the aggregate amount not to exceed the Maximum Amount. Subject to the terms of Section 2.6 set forth herein and so long as no Event of Default has occurred, Borrower may obtain advances under the Construction Loan until the Term-Out Date, at which time Borrower’s right to obtain advances under the Construction Loan shall terminate and the unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of that certain Construction Loan Note issued by Borrower to Bank dated September 28, 2018, as amended, modified or restated from time to time (the “Construction Loan Note”). The term of the Construction Loan shall expire on March 28, 2025 (the “Construction Loan Maturity Date”), unless the Construction Loan is sooner paid pursuant to the terms hereof.

(b)          The proceeds of the Construction Loan funded construction of an 11,300 square foot building expansion on Premises #2 (the “Project”).

(c)          Borrower shall have the right to prepay the principal of the Construction Loan in accordance with the provisions and prepayment penalties set forth in the Construction Loan Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Construction Loan Note. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Construction Loan Note, and Borrower will remain obligated to pay any further amount owed to Bank.

2.5          Equipment Loan. (a)  Subject to the terms and conditions hereof, Bank shall continue an equipment draw loan (the “Equipment Loan”) originally made to Borrower on September 28, 2018 in the aggregate amount of One Million Four Hundred Twenty-Nine Thousand Two Hundred Fifty and No/100 Dollars ($1,429,250.00). So long as no Event of Default has occurred, Borrower may obtain advances under the Equipment Loan until the Term-Out Date, at which time Borrower’s right to obtain advances under the Equipment Loan shall terminate and the unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of that certain Equipment Loan Note issued by Borrower to Bank dated September 28, 2018, as amended, modified or restated from time to time (the “Equipment Loan Note”). The term of the Equipment Loan shall expire on March 28, 2025 (the “Equipment Loan Maturity Date”), unless the Equipment Loan is sooner paid pursuant to the terms hereof.

(b)          The proceeds of the Equipment Loan will be used to fund equipment needs for the Project.

(c)          Borrower shall have the right to prepay the principal of the Equipment Loan in accordance with the provisions and prepayment penalties set forth in the Equipment Loan Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Equipment Loan Note. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Equipment Loan Note, and Borrower will remain obligated to pay any further amount owed to Bank.

2.6          Disbursement Requirements

(a) General Disbursement Requirements. In addition to the requirements of Section 2.6(b)-(c) hereof, all requests for disbursements of Construction Loan proceeds, including payments to be made to the Contractor or pursuant to any construction management agreement to be approved by the Bank pursuant to this Agreement, shall be made in accordance with the following requirements. These procedures are solely for the benefit of the Bank and do not constitute the Bank as the agent of the Borrower. The Borrower has no right to rely on these procedures for the protection of its interests. All disbursement requests shall be submitted to the Bank shall include a standard AIA Document G702 and G703, or such other form as shall be approved by the Bank, shall be approved by the Inspecting Architect, shall be certified as accurate by the Contractor and the Borrower, and shall indicate thereon the total cost of the Site Improvements authorized by the Bank and commenced by the Borrower, the total value of work in place or stored on Premises #2 for the Project, the total amounts previously disbursed by category of work for the Project, the amounts for which disbursement is then being requested and the cost of completing the Project. Each request for disbursement shall be subject to approval by the Bank and, following such approval, the Bank shall cause to be transferred by (i) direct deposit to the Borrower’s account with the Bank, or (ii) to such other person or entity as the Borrower may direct and as may be acceptable to the Bank, an amount not to exceed the approved amount of disbursement. The funds shall be either paid directly to the person or entity as directed by the Borrower or transferred by direct deposit or check to the Borrower’s checking account within not more than five (5) days following the date of approval of the disbursement by the Bank. The Borrower shall be responsible for advising the Bank of any delays in receiving any disbursement and shall allow the Bank a reasonable opportunity to cure any defect or deficiency in such transfer. Each disbursement request by the Borrower shall be deemed to be a request and consent to the disbursement of Construction Loan proceeds up to the amount of such request, plus any unpaid interest, fees and expenses, which may be then owed by the Borrower, and each transfer of Construction Loan proceeds in accordance herewith shall, as of the day of such transfer by the Bank, be deemed to be an authorized disbursement of Construction Loan proceeds, thereby increasing the principal balance due under the Construction Loan Note. Except for payment by the Bank of Inspecting Architect’s fees, disbursements shall be made not more frequently than monthly.

(b)          Requirements for Interim Disbursements. Unless waived in whole or in part by the Bank or the Bank’s representative, the Borrower shall submit the following items to the Bank prior to or together with each request for disbursement of Construction Loan proceeds:

(i)           A current endorsement to the title commitment by the appropriate title insurance company in which the title insurance company shall increase the amount of the title insurance coverage to the total principal amount then outstanding under the Construction Loan.

(ii)          Such certificates by the Contractor and the Borrower as shall be requested by the Bank.

(iii)         Disbursement requests on Form AIA G702 and AIA G703 and photocopies of all bills and invoices from all contractors, subcontractors, suppliers and materialmen requesting payment.

(iv)         Lien waivers from the Contractor with respect to disbursements as set forth in Section 2.6(b)(iii) and from all contractors, subcontractors, suppliers and materialmen (“Subcontractors”) with contracts over $25,000.00 with respect to the immediately prior disbursements.

(v)          A revised and updated Cost Breakdown reflecting the effects of approved change orders (not to exceed $25,000 without Bank’s consent), detailing the amount of any costs savings or overruns, and indicating the amount, if any, of additional equity required from the Borrower to maintain a loan-to-value of not greater than eighty-five percent (85%).

(vi)         The Borrower shall submit monthly and before each disbursement of Construction Loan proceeds the revised budgets of the Project indicating all amounts previously spent and projected to be spent for Site Improvements and Building, proceeds received, interest, architectural fees, engineering fees, legal fees, accounting fees, commitment fees, title insurance, inspection fees, recording fees, and release fees through the termination of the Project certified by the authorized representative of the Borrower, in form and substance acceptable to the Bank, including that such budgets and cash flow projections have been prepared on a basis consistent with those previously provided to the Bank and that the assumptions upon which they were prepared are reasonable and have not been changed from previous submissions except as indicated therein.

(vii)        The Inspecting Architect shall have physically inspected the Project and approved the disbursement request.

(viii)       If the Borrower shall not have included any interest, fees or expenses then payable to the Bank or for which the Bank shall require immediate reimbursement, the Borrower shall so indicate to the Bank and shall pay such amount to the Bank and if not paid when due and after any applicable cure period, the Bank is authorized to disburse such interest to itself and add such amount to the principal outstanding hereunder.

(c)          Requirements For Final Disbursement. In addition to the requirements set forth hereinabove for interim disbursements, the following conditions shall be satisfied and the following additional items shall be required for the final disbursement of Construction Loan proceeds:

(i)           The Project shall be substantially completed in accordance with the provisions set forth herein and shall be ready for use in the Borrower’s business. Substantial completion of the Site Improvements shall be evidenced by such proof as the Bank may in its reasonable discretion require, which proof shall include, but not be limited to, the following:

(a)           Inspection by a representative or agent of the Bank and certification of completion by the Inspecting Architect;

(b)          An affidavit by the Contractor certifying that construction of the Site Improvements and Building has been completed in accordance with the Plans and Specifications previously approved by Bank and all governmental authorities, that the Contractor has been (or will be with proceeds of the final disbursement) paid in full for such work, that all subcontractors, laborers, materialmen and suppliers of labor or material to the Project at the request of the Contractor have been paid in full and that no such person or entity claims or has a right to claim a valid mechanic’s or materialmen’s lien on Premises #2 or any part thereof, and containing such other customary representations as the Bank shall deem reasonably appropriate;

(c)          An updated as-built survey showing that all Site Improvements and Building are complete and indicating all easements, rights-of-way and all other encumbrances and exceptions. Such as-built survey shall be accompanied by a certificate from the surveyor indicating compliance with the ALTA Minimum Standard Detail Requirements. Such certificate shall be addressed to the Borrower, the Bank and the appropriate title company;

(d)          Original waivers of lien from the Contractor and from all subcontractors who will receive any of such proceeds;

(e)           Satisfactory evidence of connection of all public utilities to the Project; and

(f)           An affidavit by the Borrower certifying that to its knowledge construction of the Site Improvements and the Building is substantially complete in all material respects and has been performed in accordance with the plans and specifications previously approved by all governmental authorities, that all necessary occupancy, drainage and zoning licenses, certificates, approvals and/or permits have been issued, that all contractors and suppliers for the Project have been (or will be with proceeds of the final disbursement) fully paid and no one has currently filed or has a right to file a valid mechanic’s or materialmen’s lien on the Project or any part thereof, that there are no liens or encumbrances on all or any part of the Project other than those in favor of the Bank or those which have been approved in writing by the Bank, that all utilities are provided by governmental or public utility entities and have been connected to the Building, as appropriate, that Premises #2 is not located in a flood hazard area, that Premises #2 is not in violation of federal or state law provisions regarding the removal of hazardous waste from Premises #2, and certifying to all other customary matters which may reasonably be requested by the Bank.

(ii)          The appropriate title company shall issue a final endorsement to its policy, agreeing to delete all standard exceptions, including survey exceptions, from its final title insurance policy, and including a 3.1 zoning endorsement thereto. The title insurance commitment shall indicate that there are no recorded liens or encumbrances on or security interests in Premises #2 or the Borrower’s interest in Premises #2 or any collateral defined in this Agreement other than (i) utility easements, (ii) any items that have been approved by the Bank, and (iii) any other items permitted under the Loan Documents.

2.7          Term Loan #3. (a)  Subject to the terms and conditions hereof, Bank shall continue a term loan (the “Term Loan #3”) originally made to Borrower on May 1, 2019 in the aggregate amount of One Million Two Hundred Seventy Thousand Six Hundred Forty-Six and 10/100 Dollars ($1,270,646.10). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Term Loan #3 as evidenced by a Term Loan Note (the “Term Note #3”) issued by Borrower to Bank on May 1, 2019 with a final maturity date of November 1, 2025, and otherwise in substantially the form of Exhibit 2.7.

(b)          The proceeds of the Term Loan #3 supported the acquisition of the assets of Smithers Avanza Toxicology Services LLC and also were available for general business purposes.

(c)          Borrower shall have the right to prepay the principal of the Term Loan #3 in accordance with the provisions and prepayment penalties set forth in the Term Note #3. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Term Note #3. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Term Note #3, and Borrower will remain obligated to pay any further amount owed to Bank.

2.8          Capex Line of Credit. (a)  Subject to the terms and conditions hereof, Bank shall continue an equipment draw loan (the “Capex Line of Credit”) originally made to Borrower on May 1, 2019 in the aggregate amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00). So long as no Event of Default has occurred, Borrower may obtain advances under the Equipment Loan until December 1, 2019, at which time Borrower’s right to obtain advances under the Capex Line of Credit shall terminate. The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of that certain Capex Line of Credit Note issued by Borrower to Bank on May 1, 2019, as amended, modified or restated from time to time (the “Capex Line of Credit Note”), in substantially the form of Exhibit 2.8. The term of the Capex Line of Credit shall expire on June 30, 2020 (the “Capex Line of Credit Maturity Date”), unless the Capex Line of Credit is sooner paid pursuant to the terms hereof.

(b)          The proceeds of the Capex Line of Credit will be used to fund equipment needs of the Borrower and its Consolidated Subsidiaries.

(c)          Borrower shall have the right to prepay the principal of the Capex Line of Credit in accordance with the provisions and prepayment penalties set forth in the Capex Line of Credit Note. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Capex Line of Credit Note. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Capex Line of Credit Note, and Borrower will remain obligated to pay any further amount owed to Bank.

2.9       Term Loan #4.      (a)  Subject to the terms and conditions hereof, Bank shall make to Borrower a term loan (the “Term Loan #4”) on the date hereof in an aggregate amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Term Loan #4 as evidenced by a Term Loan Note (the “Term Note #4”) to be issued by Borrower to Bank dated on the date hereof with a final maturity date of June 1, 2025, and otherwise in substantially the form of Exhibit 2.9.

(b)          The proceeds of the Term Loan #4 will be used to support the acquisition of the assets of PreClinical Research Services, Inc. and for general business purposes.

(c)          Borrower shall have the right to prepay the principal of the Term Loan #4 in accordance with the provisions and prepayment penalties set forth in the Term Note #4. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Term Note #4. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Term Note #4, and Borrower will remain obligated to pay any further amount owed to Bank.

(d)          On the date hereof, Borrower shall pay to Bank, for Bank’s sole account in immediately available funds, a non-refundable fee associated with the Term Loan #4 in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00).

2.10     Term Loan #5.      (a)  Subject to the terms and conditions hereof, Bank shall make to Borrower a term loan (the “Term Loan #5”) on the date hereof in an aggregate amount not to exceed the lesser of (i) One Million Nine Hundred Thirty-Nine Thousand and No/100 Dollars ($1,939,000.00), or (ii) eighty percent (80%) of the appraised value of the Premises #3 (as defined herein). The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of the Term Loan #5 as evidenced by a Term Loan Note (the “Term Note #5”) to be issued by Borrower to Bank dated on the date hereof with a final maturity date of December 1, 2024, and otherwise in substantially the form of Exhibit 2.10.

(b)          The proceeds of the Term Loan #5 will be used to support the acquisition of certain real property located at 1512 Webster Court, Fort Collins, Colorado, consisting of 1.69 acres (the “Premises #3”) and all improvements thereon, and for general business purposes.

(c)          Borrower shall have the right to prepay the principal of the Term Loan #4 in accordance with the provisions and prepayment penalties set forth in the Term Note #4. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Term Note #4. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Term Note #4, and Borrower will remain obligated to pay any further amount owed to Bank.

(d)          On the date hereof, Borrower shall pay to Bank, for Bank’s sole account in immediately available funds, a non-refundable fee associated with the Term Loan #5 in the amount of Fourteen Thousand Five Hundred and No/100 Dollars ($14,500.00).

2.11     Capex Line of Credit Loan #2.      (a)  Subject to the terms and conditions hereof, Bank shall continue an equipment draw loan (the “Capex Line of Credit #2”) originally made to Borrower on December 1, 2019 in the aggregate amount of Three Million and No/100 Dollars ($3,000,000.00). So long as no Event of Default has occurred, Borrower may obtain advances under the Capex Line of Credit #2 until December 31, 2020, at which time Borrower’s right to obtain advances under the Capex Line of Credit shall terminate. The unpaid principal balance, together with all accrued but unpaid interest and reimbursable expenses, shall be payable in accordance with the terms of that certain Capex Line of Credit Note issued by Borrower to Bank on December 1, 2019, as amended, modified or restated from time to time (the “Capex Line of Credit Note #2”), in substantially the form of Exhibit 2.11. The term of the Capex Line of Credit #2 shall expire on December 31, 2020 (the “Capex Line of Credit #2 Maturity Date”), unless the Capex Line of Credit #2 is sooner paid pursuant to the terms hereof.

(b)          The proceeds of the Capex Line of Credit #2 will be used to fund equipment needs of the Borrower and its Consolidated Subsidiaries.

(c)          Borrower shall have the right to prepay the principal of the Capex Line of Credit #2 in accordance with the provisions and prepayment penalties set forth in the Capex Line of Credit Note #2. Early principal payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower’s obligation to continue to make regular monthly payments required by the Capex Line of Credit Note #2. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Bank payments marked “paid in full”, “without recourse” or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank’s rights under the Capex Line of Credit Note #2, and Borrower will remain obligated to pay any further amount owed to Bank.

(d)          On the date hereof, Borrower shall pay to Bank, for Bank’s sole account in immediately available funds, a non-refundable fee associated with the Capex Line of Credit #2 in the amount of Thirty Thousand and No/100 Dollars ($30,000.00).

Section 3.              Representations And Warranties.

Borrower, to its knowledge, hereby warrants and represents to Bank the following:

3.1.         Organization and Qualification. Borrower is a duly organized and validly existing corporation in good standing under the laws of the State of Indiana, has the necessary corporate power and authority to carry on its business and to enter into and perform this Agreement, the Notes and the other Loan Documents, is qualified and licensed to do business in each jurisdiction in which the failure to have such qualification would have a materially adverse effect on the Borrower. All information provided to Bank with respect to Borrower and its operations is true and correct in all material respects.

3.2.         Due Authorization. The execution, delivery and performance by Borrower of this Agreement, the Security Agreement, the Notes and the other Loan Documents have been duly authorized by all necessary corporate action of Borrower, and will not contravene any law or any governmental rule or order binding on Borrower, or the Articles of Incorporation or By-Laws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien granted to Bank herein. Borrower has duly executed and delivered this Agreement, the Security Agreement, the Mortgage, the Notes and the other Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to or consent by any governmental body is needed in connection with this transaction.

3.3.         Litigation. Except as disclosed on Exhibit 3.3 attached, there are no suits or proceedings pending or overtly threatened in writing against Borrower or its assets, and no proceedings before any governmental body are pending or overtly threatened in writing against Borrower, which in any case, if adversely determined, would have a material adverse effect on Borrower.

3.4.         Margin Stock. No part of the Loans will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

3.5.         Licenses, etc. Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business, except to the extent the failure to have obtained any of the foregoing would not result in a material adverse effect on Borrower. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

3.6.         Laws and Taxes. Borrower is in compliance in all material respects with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency. Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes, except where the failure to file such tax returns or reports would not reasonably be expected to have a material adverse effect on Borrower. Borrower has paid all taxes which are now due and payable, other than any such taxes as are being contested by Borrower in good faith and by appropriate proceedings and for which adequate reserves have been set aside on Borrower's books to the extent required by GAAP. Except as disclosed in Exhibit 3.6 attached, no taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on the date of this Agreement, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

3.7.         Financial Condition. All historical financial information relating to Borrower which has been or may hereafter be delivered by Borrower or on its behalf to Bank is or when delivered will be true and correct in all material respects and, in all material respects, has been or will be prepared in accordance with consistently applied sound accounting principles. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and, since the submission of the most recent financial information to Bank, there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets.

3.8.         Title. Borrower has good and marketable title to, or the right to use under valid leases, the assets reflected on the most recent balance sheet submitted to Bank, free and clear from all liens and encumbrances of any kind, except for: (a) liens securing (i) current taxes and assessments not yet due and payable or (ii) taxes being contested by Borrower in good faith and by appropriate proceedings for which adequate reserves have been set aside on Borrower's books to the extent required by generally accepted accounting principles, (b) liens and encumbrances, if any, reflected or noted on such balance sheet or notes thereto, (c) assets disposed of in the ordinary course of business, (d) any security interests, pledges, assignments or mortgages granted to Bank to secure the repayment or performance of the Obligations, (e) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s business (including such liens in favor of landlords, warehousemen and mechanics and similar liens) to the extent such liens secure Indebtedness or other obligations relating to claims or liabilities which are being contested in good faith by appropriate proceedings, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP, (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower thereon or materially impair the value of the real property which may be subject thereto, (g) purchase money security interests in equipment (including capital leases), (h) pledges and deposits of cash by Borrower in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits, and (i) liens and encumbrances as disclosed on Exhibit 3.8 attached hereto (collectively, the “Permitted Liens”).

3.9.         Defaults. Except as specifically disclosed in writing to Bank, Borrower is in compliance in all material respects with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of (a) its Articles of Incorporation or By-Laws, or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound, which would have a material adverse effect on Borrower and the Guarantor taken as a whole, and the consummation of the transactions contemplated by this Agreement will not result in such default or violation.

3.10.       Environmental Laws. (a)  Borrower has obtained all material permits, licenses and other authorizations or approvals which are required under Environmental Laws and except as disclosed in Exhibit 3.10 attached, Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(b)          None of Borrower's executive officers is aware of, and Borrower has not received written notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may reasonably be expected to interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may reasonably be expected to give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(c)          There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or overtly threatened in writing against Borrower, relating in any way to Environmental Laws.

3.11.       Subsidiaries and Partnerships. Borrower has no subsidiaries other than Entity Guarantor and is not a party to any partnership agreement or joint venture agreement.

3.12.       ERISA. To Borrower's knowledge, Borrower and all individuals or entities along with Borrower that would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an “ERISA Affiliate”), are in compliance with all of their obligations to contribute to any “employee benefit plan” as that term is defined in Section 3(3) of ERISA and any regulations promulgated thereunder from time to time. To Borrower's knowledge, Borrower and each of its ERISA Affiliates are in compliance, in all material respects, with ERISA, and there exists no event described in Section 4043(b) thereof (“Reportable Event”).

3.13        USA Patriot Act. Borrower represents and warrants that neither Borrower nor any of its affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Section 4.              Affirmative Covenants.

4.1.         Books and Records. Borrower will maintain proper books of account and records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP and give representatives of Bank access thereto at least once in each calendar year, with such access to be granted upon reasonable prior notice and during ordinary business hours. During such examination bank may examine, copy and make abstracts from any such books and records and such other information which might be helpful to Bank in evaluating the status of the Loans. All inspections not taking place during the existence of an Event of Default shall be at Bank’s expense. At least once annually, Borrower will give Bank reasonable access upon reasonable prior notice to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

4.2.         Financial Statements. Borrower will maintain a standard and modern system for accounting and, so long as any of the Obligations remains unpaid, will furnish to Bank:

(a)          As soon as publically available in regulatory filings with the Securities and Exchange Commission, the Form 10-K consolidated financial statements of Borrower and its subsidiaries as of the last day of and for the fiscal year then ended.

(b)          Not later than December 31st of each year, commencing December 31, 2019, an audited balance sheet, operating statement, and cash flow statement for Borrower (prepared in accordance with GAAP consistently applied unless otherwise specifically noted therein), together with an annual budget for Borrower and updated certificate of insurance.

(c)          Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the quarter ending December 31, 2019, Borrower shall provide interim internally-prepared consolidated financial statements of Borrower and its subsidiaries, including but not limited to, the financial statements required to be filed with the SEC as part of Borrower's Form 10-Q report, an AR aging report, an AP aging report and a backlog report;

(d)         Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, and within one hundred twenty (120) days of the end of each fiscal year, commencing with the fiscal year ending September 30, 2019, Borrower will provide a compliance certificate in form satisfactory to Bank;

(e)          Within twenty (20) days after the end of each calendar month in which the borrowing under the Facility at the end of such calendar month equals or exceeds $1.00, a Borrowing Base Certificate with supporting Accounts Receivable Invoice Data Aging, Accounts Payable Aging, and backlog report in a format acceptable to Bank;

(f)          Such other financial information reasonably requested by the Bank from time to time.

4.3.          Condition and Repair. Borrower will maintain its assets in good repair and working order, except for ordinary wear and tear and obsolescence and will make all appropriate repairs and replacements thereof.

4.4.          Insurance. Borrower will insure its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of similar size with established reputations engaged in the same or similar business as Borrower, and as otherwise required pursuant to the terms of the Security Agreement. All such policies will (a) be issued by financially sound and reputable insurers, (b) name Bank as an additional insured and, where applicable, as loss payee and mortgagee under a lender loss payable endorsement satisfactory to Bank, and (c) Borrower will make commercially reasonable efforts to cause such policy to provide for not less than thirty (30) days written notice to Bank before such policy is altered or canceled all of which will be evidenced by such certificates, declarations or other documentation satisfactory to Bank in Bank’s sole discretion and delivered to Bank by Borrower on the date of execution of this Agreement.

4.5.          Taxes. Borrower will pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Bank is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by GAAP.

4.6.          Existence; Business. Borrower will (a) maintain its existence, (b) engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

4.7.          Compliance with Laws. Borrower will comply in all material respects with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower's business or assets and will promptly, but in any event within seven (7) calendar days, notify Bank of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower relating to any environmental or safety and health rule, regulation, statute, ordinance or law.

4.8.          Notice of Default. Borrower will, within seven (7) calendar days of its knowledge thereof, give written notice to Bank of (a) the occurrence of any Event of Default, and (b) the occurrence of any event or the existence of any condition which would prohibit Borrower from continuing to make the representations set forth in this Agreement.

13

4.9.          Costs. Borrower will pay to Bank its reasonable fees, costs and expenses, including, without limitation, reasonable attorneys’ fees, other professionals’ fees, appraisal fees, environmental assessment fees, expert fees, court costs, litigation and other expense (collectively, “Costs”) incurred or paid by Bank in connection with administering and enforcing the Loans and the Loan Documents and the defense, preservation and protection of Bank’s rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs will be due and payable within five (5) days of written demand by Bank. If Borrower fails to pay the Costs upon such demand, Bank is entitled to exercise any remedies set forth herein for nonpayment and may disburse such sums as an advance under the Revolving Loan. Thereafter, the Costs will bear interest from the date incurred or disbursed at the rate set forth in the Notes. This provision will survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.

4.10          Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Bank may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Bank, all monies so paid by Bank on behalf of Borrower will be deemed Loans and Obligations.

4.11          Depository. Borrower shall maintain its primary deposit accounts with the Bank.

4.12          Life Insurance. Borrower shall, not later than March 1, 2019, obtain a life insurance policy or policies on the life of Robert Leasure, Jr. in an aggregate amount not less than Five Million and No/100 Dollars ($5,000,000.00), provide Bank with an assignment of such life insurance policy as collateral for all obligations of Borrower now existing or hereafter arising in favor of Bank, and maintain such life insurance policy while any Obligations of the Borrower exist under this Agreement.

Section 5.               Negative Covenants.

5.1.          Indebtedness. Without the written consent of Bank, Borrower will not incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations) or Indebtedness on account of deposits, advances or progress payments under contracts, notes, bonds, debentures or similar obligations or other indebtedness evidenced by notes, bonds, debentures, capitalized leases or similar obligations except (a) Indebtedness not in excess of $100,000 at any one time outstanding, (b) purchase money Indebtedness (including capital leases) to the extent secured by purchase money security interests in equipment (including capital leases) and, upon the prior written consent of Bank, purchase money mortgages on real property so long as such security interests and mortgages do not apply to any property of Borrower other than the equipment or real property so acquired, and the Indebtedness secured thereby does not exceed the cost of the equipment or real property so acquired, as the case may be, (c) Indebtedness in the form of deposits or advances from customers pursuant to contracts (including purchaser orders) for services to be performed by Borrower in the ordinary course of business, and (d) other Indebtedness approved in writing by the Bank; provided that any liabilities related to lease obligations existing as of December 1, 2019 that are required to be recorded in connection with Borrower’s adoption of Accounting Standards Codification Topic 842, Leases shall not be prohibited by this Section 5.1 regardless of whether or not they are considered to be Indebtedness hereunder.

14

5.2.          Prepayments. Borrower will not voluntarily prepay any Indebtedness owing by Borrower prior to one month in advance of the stated maturity date thereof other than (i) the Obligations and (ii) Indebtedness to trade creditors where the prepayment will result in a discount on the amount due.

5.3.          Leases. Borrower will not enter into any lease of real property, as lessee, without prior written approval by Bank.

5.4.          Restricted Payments. Borrower will not purchase or redeem any shares of the capital stock of Borrower or declare or pay any dividends thereon or make any other distributions to shareholders, except for dividends payable entirely in capital stock and stock repurchases in compliance with benefit plans in existence or hereafter adopted by Borrower.

5.5.          Pledge or Encumbrance of Assets. Other than the Permitted Liens, Borrower will not create, incur, assume or permit to exist, arise or attach any Lien in any present or future asset, except for (i) Liens to Bank; (ii) purchase money security interests securing Indebtedness permitted pursuant to Section 5.1; (iii) any Lien or deposit with any governmental agency required or permitted to qualify Borrower to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business; (iv) Liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; and (v) Liens imposed by law which secure amounts not at the time due and payable.

5.6.          Guarantees and Loans. Borrower will not enter into any direct or indirect guarantees other than (a) by endorsement of checks for deposit, and (b) guarantees in favor of Bank. Borrower will not, other than in the ordinary course of business, make any advance or loan, including, without limitation, loans and advances to employees of Borrower.

5.7.          Merger; Disposition of Assets. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower will not (a) change its capital structure, (b) merge or consolidate with any company, (c) amend or change its Articles of Incorporation or By-Laws without the Bank’s consent, or (d) sell, transfer or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

5.8.          Transactions with Affiliates. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower will not (a) directly or indirectly issue any guarantee for the benefit of any of its Affiliates, other than guarantees of the obligations of Entity Guarantors to customers or suppliers in the ordinary course of business not to exceed $500,000 in the aggregate, (b) directly or indirectly make any loans or advances to or investments in any of its Affiliates other than Entity Guarantor, (c) enter into any transaction with any of its Affiliates, other than transactions entered into on an arm’s length basis in the normal course of Borrower’s business, or (d) divert (or permit anyone to divert) any of its business opportunities to any Affiliate or any other corporate or business entity in which Borrower or its members or members of its Board of Directors holds a direct or indirect interest, other than Entity Guarantor.

5.9.          Government Regulation. Borrower shall not (a) be or become subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Bank at any time to enable Bank to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

15

5.10 .       Financial Covenants.

(a) Borrower shall not permit the Fixed Charge Coverage Ratio, tested quarterly and measured on a trailing twelve (12) month basis, to be less than the following each quarter ending:

(i)          1.15 to 1.0 at September 30, 2019;

(ii)         1.25 to 1.0 at December 31, 2019; and each quarter thereafter;

(b)  Beginning March 31, 2020, Borrower shall not permit the Cash Flow Leverage Ratio, tested at the end of each fiscal quarter ending as follows:

(i)          as of March 31, 2020, to exceed 5.00 to 1.00;

(ii)         as of June 30, 2020, to exceed 4.50 to 1.00;

(iii)        as of September 30, 2020, to exceed 4.25 to 1.00;

(iv)        as of December 31, 2020 and each quarter thereafter, to exceed 4.00 to 1.00.

The Financial Covenants set forth in this Section 5.10 shall be calculated excluding the effects of Borrower’s adoption of Accounting Standards Codification Topic 842, Leases.

Section 6.               Events of Default and Remedies.

6.1.          Events of Default. Any of the following events will be an event of default (“Event of Default”):

(a)	any representation or warranty made by Borrower herein or in any of the Loan Documents is materially incorrect when made or reaffirmed; provided, however, upon notice from Bank to Borrower of such materially incorrect representation or warranty, Borrower shall have a thirty (30) day grace period to cause such representation to be true and accurate; or

(b)	Borrower fails to pay within 5 days of when due any principal or interest on any Obligation; or

(c)	Borrower fails to observe or perform any covenant, condition or agreement herein (other than as provided in Subsection 6.1(b)) above) or in any other Loan Document and fails to cure such default within thirty (30) days of the occurrence thereof. Notwithstanding the foregoing, no such cure period shall apply to any failure to maintain insurance, or any breach in any negative covenant set forth in Section 5 hereof; or

(d)	a court enters a decree or order for relief with respect to Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or for any substantial part of its respective property, or orders the wind-up or liquidation of its affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law is filed and is pending for sixty (60) days without dismissal; or

16

(e)	Borrower commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes company action in furtherance of any of the foregoing; or

(f)	Borrower defaults under the terms of any Indebtedness or lease involving total payment obligations of Borrower in excess of $100,000, and such default gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments which right is not contested by Borrower or is determined by any court of competent jurisdiction to be valid; or

(g)	final non-appealable and uninsured judgment of the payment of money in excess of $100,000 is rendered against Borrower and remains undischarged for sixty (60) days during which execution is not effectively stayed; or

(h)	an Event of Default occurs under any Loan Document; or

(i)	the dissolution or liquidation of Borrower or any Entity Guarantor; or

(j)	the commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against any of the Collateral or any property securing the repayment of any of the Obligations, which, in each case, remains undismissed for thirty (30) days; or

(k)	the loss, theft or substantial damage to a material portion of the Collateral or any property securing the repayment of the Obligations if the result of such occurrence will likely result in, in Bank’s reasonable judgment, the failure or inability of Borrower to continue substantially normal operation of its business within thirty (30) days of the date of such occurrence; or

(l)	(i) the validity or effectiveness of any of the Loan Documents or its transfer, grant, pledge, mortgage or assignment by the party executing such Loan Document is impaired by the Borrower or any Guarantor; (ii) any Borrower or Guarantor executing any of the Loan Documents asserts that any of such Loan Documents is not a legal, valid and binding obligation of the party thereto enforceable in accordance with its terms; or (iii) the security interest or Lien purporting to be created by any of the Loan Documents, due to any act of the Borrower or any Guarantor, ceases to be a valid, perfected lien subject to no other liens other than Permitted Liens; or

(m)	(i) a Reportable Event (as defined in ERISA) occurs with respect to any employee benefit plan maintained by Borrower for its employees and such Reportable Event (as defined in ERISA) is likely to have a material adverse effect on Borrower; provided that no Event of Default shall occur if the Reportable Event is caused solely by a decrease in employment; or (ii) a trustee is appointed by a United States District Court to administer any employee benefit plan; or (iii) the Pension Benefit Guaranty Corporation institutes proceedings to terminate any of Borrower’s employee benefit plans; or

17

(n)	other than Permitted Liens, the filing of any lien or charge against any of the Collateral for any amount in excess of $100,000, which is not removed to the satisfaction of Bank within a period of sixty (60) days thereafter; or

(o)	the abandonment by Borrower of all or any material part of the Collateral.

6.2.          Remedies. If any Default occurs, Bank may cease advancing money hereunder. If any Event of Default occurs, Bank may (i) declare by providing written notice to Borrower, all Obligations to be immediately due and payable, whereupon such Obligations will immediately become due and payable, (ii) exercise any and all rights and remedies provided by applicable law and the Loan Documents, (iii) proceed to realize upon the Collateral or any property securing the Obligations, including, without limitation, causing all or any part of the Collateral to be transferred or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee, all without presentment, demand, protest or notice of any kind, each of which are hereby expressly waived by Borrower. Borrower shall be liable for any deficiency remaining after disposition of any Collateral, and waives all valuation and appraisement laws.

6.3.          Setoff. If any Event of Default has occurred, Bank is authorized, without notice to Borrower, to offset and apply to all or any part of the Obligations all monies, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by Borrower individually or jointly with another party) Bank, including but not limited to certificates of deposit.

6.4.          Default Rate. After the occurrence of an Event of Default, all amounts of principal outstanding as of the date of the occurrence of such Event of Default will accrue interest at the Default Rate, in Bank’s sole discretion, without notice to Borrower. This provision does not constitute a waiver of any Events of Default or an agreement by Bank to permit any late payments whatsoever.

6.5.          Late Payment Fee. If any payment of principal is not paid when due (whether at maturity, by acceleration or otherwise after the expiration of any applicable notice, grace and cure periods), Borrower agrees to pay to Bank a late payment fee equal to five percent (5%) of the payment amount then due.

6.6.          No Remedy Exclusive. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute. Borrower waives any requirement of marshaling of assets which may be secured by any of the Loan Documents.

6.7.          Effect of Termination. The termination of this Agreement will not affect any rights of either party or any obligation of either party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated. The security interest, lien and rights granted to Bank hereunder and under the Loan Documents will continue in full force and effect, notwithstanding the termination of this Agreement or the fact that no Loans are outstanding to Borrower, until all of the Obligations, have been paid in full.

18

Section 7.               Conditions Precedent.

7.1.          Conditions to Initial Loans. Bank will have no obligation to make or advance any Loan until Borrower has delivered to Bank at or before the closing date, in form and substance satisfactory to Bank:

(a)          Executed version of the Term Note #4.

(b)          Executed version of the Term Note #5.

(c)          Executed version of the Capex Loan Note #2.

(d)          Executed version of the Revolving Note.

(c)          Executed version of this Agreement.

(d)          A Certificate of Borrower, together with all attachments thereto.

(e)          A Certificate of Entity Guarantor (Bronco Research), together with all attachments thereto.

(f)           A Certificate of Entity Guarantor (BAS Evanville, Inc.), together with all attachments thereto.

(g)          A Certificate of Entity Guarantor (Seventh Wave Indiana), together with all attachments thereto.

(h)          A Certificate of Entity Guarantor (BASi Gaithersburg), together with all attachments thereto.

(i)           A Guaranty Agreement executed by Bronco Research.

(j)           An Amended and Restated Guaranty executed by BAS Evansville, Inc.

(k)          An Amended and Restated Guaranty executed by Seventh Wave Indiana.

(l)           An Amended and Restated Guaranty executed by BASi Gaithersburg.

(m)         An executed version of the Security Agreement for Bronco Research.

(n)          An executed version of the Amended and Restated Security Agreement for Borrower, together with a Grant of Security Interest in Trademarks and Grant of Security Interest in Copyrights.

19

(o)          An executed version of the Amended and Restated Security Agreement for BAS Evansville, Inc.

(p)          An executed version of the Amended and Restated Security Agreement for Seventh Wave Indiana.

(q)          An executed version of the Amended and Restated Security Agreement for BASi Gaithersburg.

(r)           Deed of Trust, executed by Bronco Research, related to Premises #3.

(s)          Grantor’s Affidavit, executed by Bronco Research, related to Premises #3.

(t)           Fourth Modification of Mortgage (Premises #1) executed by Borrower.

(u)          Second Modification of Amended and Restated Mortgage (Premises #2), executed by BAS Evansville, Inc.

(v)          Sixth Amended and Restated Environmental Indemnity Agreement executed by Borrower and Entity Guarantors.

(w)         Executed version of the Assignment of Life Insurance ($5,000,000).

(x)           Executed version of the Subordination Agreement executed by Bronco Research, Bank, and Pre-Clinical Research Services, Inc.

(y)          Patriot Act compliance certification executed by Bronco Research.

(z)           All appropriate financing statements (Form UCC-1).

(aa)          UCC searches, insurance certificates, notices or other documents which Bank may require to reflect, perfect or protect Bank’s first and/or second priority lien, as applicable, in the Collateral and all other property pledged to secure the Obligations and to fully consummate this transaction.

(bb)          All requisite releases of liens, termination statements and satisfactions necessary to release all liens and encumbrances against the Collateral and any other property pledged to secure the Loans and all requisite waivers and subordination agreements, in a form satisfactory to Bank, to be executed and delivered by Borrower’s landlords, lenders, and mortgagees which are necessary to grant Bank a first lien in the Collateral, including but not limited to all business assets of Borrower and each Entity Guarantor.

(cc)          Proof of insurance with respect to the Borrower, its assets and the Real Estate and in a form reasonably satisfactory to Bank:

(dd)          Commercial general public liability insurance in such an amount and with such deductibles as are customary for similar borrowers;

20

(ii)          Flood Insurance if the Real Estate is located in an area designated as a special flood hazard area by any governmental authority having jurisdiction over the Real Estate; and

(iii)         Such other insurance coverages as ordinarily insured against by other borrowers with such liabilities or such properties in similar businesses.

All policies of insurance required to be maintained by Borrower shall be issued by companies reasonably satisfactory to Bank and shall have coverages and endorsements and be written for such amounts in accordance with the above . All policies of insurance shall (x) name Bank as mortgagee, lender loss payable or additional insured, as the case may require, and (y) provide that the policies may not be canceled or modified without thirty days (or, in the case of non-payment of premiums, 10 days) prior written notice to Bank.

(ee)        Two (2) copies of a survey (the “Survey”) or plat for Premises #3, reasonably acceptable to Bank.

(ff)          An ALTA Loan Policy of Title Insurance issued by the Title Company insuring that the Mortgage of Premises #3 will be a prior first lien upon the fee simple title to the Real Estate, subject to no liens, claims, exceptions or encumbrances except the Permitted Encumbrances (as defined in the Mortgage) and containing such endorsements as may be reasonably required by Bank based upon its review of the Title Policy and Survey.

(gg)        Opinion letter from counsel for Borrower and Entity Guarantor in a form reasonably satisfactory to Bank covering customary matters;

(hh)        Appraisals prepared by an appraiser or appraisers satisfactory to Bank and indicating that the fair market value of the Premises #3, collectively, is not less than Two Million One Hundred Sixty Thousand and No/100 Dollars ($2,160,000.00) for the Premises #3 Building, and not less than Three Hundred Twenty-Five Thousand and No/100 Dollars ($325,000.00) for the Premises #3 Lot.

(ii)          Such other assignments, certificates, opinions and other documents, instruments and information affecting or relating to Bank's interest in the Collateral securing the Loan as Bank may reasonably require.

Section 8.               Miscellaneous Provisions.

8.1.          Miscellaneous. This Agreement, the exhibits and the other Loan Documents are the complete agreement of the parties hereto and supersede all previous understandings relating to the subject matter hereof. This Agreement may be amended only in writing signed by the party against whom enforcement of the amendment is sought. This Agreement may be executed in counterparts. If any part of this Agreement is held invalid, illegal or unenforceable, the remainder of this Agreement will not in any way be affected. This Agreement is and is intended to be a continuing agreement and will remain in full force and effect until the Loans are finally and irrevocably paid in full and terminated.

8.2.          Waiver by Borrower. Borrower waives notice of non-payment, demand, presentment, protest or notice of protest of any Accounts or other Collateral, and all other notices (except those notices specifically provided for in this Agreement); consents to any renewals or extensions of time of payment thereof; and generally waives any and all suretyship defenses and defenses in the nature thereof.

21

8.3.          Binding Effect. This Agreement will be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, Borrower may not assign or transfer any of its rights or delegate any of its Obligations under this Agreement or any of the Loan Documents, by operation of law or otherwise. Bank (and any subsequent assignee) may, upon prior notice to Borrower, transfer and assign any of its rights or delegate any of its duties under this Agreement or may transfer or assign partial interests or participation in the Loans to other persons. Bank may disclose to all prospective and actual assignees and participants all financial, business and other information about Borrower which Bank may possess at any time; provided that any such prospective or actual assignees or participants agree in writing prior to any such disclosure to be bound by the provisions of Section 8.13 of this Agreement.

8.4.          Subsidiaries. If Borrower has any additional Subsidiaries at any time during the term of this Agreement, the term “Borrower” in each representation, warranty and covenant herein will mean “Borrower” and each Subsidiary individually and in the aggregate, and Borrower will cause each Subsidiary to be in compliance therewith.

8.5.          Security. The Obligations are secured as provided in this Agreement, the Security Agreements, the Mortgages, and the Loan Documents and in each other document or agreement which by its terms secures the repayment or performance of the Obligations.

8.6.          Survival. All representations, warranties, covenants and agreements made by Borrower herein and in the Loan Documents will survive the execution and delivery of this Agreement, the Loan Documents and the issuance of the Notes.

8.7.          Delay or Omission. No delay or omission on the part of Bank in exercising any right, remedy or power arising from any Event of Default will impair any such right, remedy or power or any other right remedy or power or be considered a waiver or any right, remedy or power or any Event of Default nor will the action or omission to act by Bank upon the occurrence of any Event of Default impair any right, remedy or power arising as a result thereof or affect any subsequent Event of Default of the same or different nature.

8.8.          Notices. Any notices under or pursuant to this Agreement will be deemed duly sent when delivered in hand when deposited in the U.S. mail postage prepaid, or sent by overnight courier addressed as follows:

To Borrower:	Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906

Attention: Chief Financial Officer

22

With a copy to (which shall not constitute notice):

Ice Miller LLP

One American Square, 29th Floor

Indianapolis, Indiana 46282

Attention: Stephen J. Hackman, Esq.

To Bank:	First Internet Bank of Indiana

11201 USA Parkway

Fishers, Indiana 46037

Attention: Trina McWilliams

With a copy to (which shall not constitute notice):

Krieg DeVault LLP

12800 North Meridian Street, Suite 300

Carmel, Indiana 46032

Attention: Nicole Finelli, Esq.

Either party may change such address by sending written notice of the change to the other party.

8.9.          No Partnership. Nothing contained herein or in any of the Loan Documents is intended to create or will be construed to create any partnership, joint venture or other relationship between Bank and Borrower other than as expressly set forth herein or therein and will not create any joint venture, partnership or other relationship.

8.10.        Indemnification. If after receipt of any payment of all or part of the Obligations, Bank is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement will continue in full force and effect and Borrower will be liable to, and will indemnify, save and hold Bank, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance on such payment, and any such contrary action so taken will be without prejudice to Bank’s rights under this Agreement and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrower will indemnify, defend, save and hold Bank, its officers, directors, attorneys and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys’ fees reasonably incurred), that Bank or any such indemnified party may incur arising out of this Agreement, any of the Loan Documents or any act taken by Bank hereunder provided such action is either permitted or authorized under the Loan Documents and/or applicable law except for the illegal activities, willful misconduct or gross negligence of such indemnified party. The provisions of this Section will survive the termination of this Agreement.

23

8.11.        Depository Account Acknowledgment. Borrower and Bank severally, each for itself, acknowledges and agrees that, except as provided herein with respect to Borrower’s obligation to maintain depository account(s)  (if any) with Bank, the extension(s) of credit provided for herein are neither conditioned upon nor have the interest rates and fees therefor been set based upon Borrower’s agreement to purchase any other product or service from Bank. Further, Borrower and Bank severally, each for itself, acknowledges and agrees that Bank has not offered these extension(s) of credit or offered to reduce the interest rate(s) or fee(s) therefor except as provided herein.

8.12.        Governing Law; Jurisdiction. This Agreement, the Notes and the other Loan Documents will be governed by the domestic laws of the State of Indiana. Borrower agrees that the state and federal courts in Marion County, Indiana, or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding will be effective if mailed to Borrower at its address described in the Notices section of this Agreement. BANK AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.13.        Confidentiality.

(a)          Bank shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices and consistent with its practices with respect to its own confidential information, any non-public written information supplied to it by Borrower pursuant to this Agreement; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Bank is a party, or (iii) to counsel for Bank.

(b)          In the event that Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Bank agrees (i) to the extent permitted by applicable law, Bank will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Bank’s expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates.

(c)          In no event shall this Section 8.13 or any other provision of this Agreement be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Bank on a non-confidential basis from a person other than Borrower or a person Bank has actual knowledge has provided such information to Bank in violation of a binding agreement regarding the confidentiality of such information with Borrower or its subsidiaries, and (iii) to require Bank to return any materials furnished by Borrower to Bank. The obligations of Bank under this Section 8.13 shall supersede and replace the obligations of Bank under any confidentiality letter signed prior to the date hereof.

8.14.        Amendment and Restatement. This Amended and Restated Credit Agreement completely amends in its entirety that certain Credit Agreement dated as of June 23, 2017 executed by Bioanalytical Systems, Inc. and Bank. Notwithstanding the foregoing, any collateral or security interests securing the obligations set forth in the Credit Agreement shall continue to secure the Obligations set forth in this Amended and Restated Credit Agreement, as the same may be amended, modified, or restated from time to time, until such time as such collateral or security interest is expressly terminated or released by Bank.

[REMAINDER OF PAGE INTENTIONALLY BLANK – SIGNATURE PAGE FOLLOWS]

24

[SIGNATURE PAGE – CREDIT AGREEMENT]

IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement by their duly authorized officers as of the date first above written.

Bioanalytical Systems, Inc.

By:	/s/ Robert Leasure, Jr.
Robert Leasure, Jr., President

FIRST INTERNET BANK OF INDIANA

By:	/s/ Katrina McWilliams
Katrina McWilliams, Vice President

EXHIBITS

TO

CREDIT AGREEMENT

BETWEEN

Bioanalytical Systems, Inc.

AND

FIRST INTERNET BANK OF INDIANA

Exhibit 1	-	Definitions
Exhibit 2.1	-	Revolving Note
Exhibit 2.2	-	Term Note
Exhibit 2.3	-	Term Note #2
Exhibit 2.7	-	Term Note #3
Exhibit 2.8	-	Capex Note
Exhibit 2.9	-	Term Note #4
Exhibit 2.10	-	Term Note #5
Exhibit 2.11	-	Capex Note #2
Exhibit 3.3	-	Litigation Disclosure
Exhibit 3.6	-	Laws and Taxes Disclosure
Exhibit 3.8	-	Permitted Liens
Exhibit 3.10	-	Environmental Disclosure

EXHIBIT 1

DEFINITIONS

•	“Account Debtor” means the party which is obligated on or under any Account.

•	“Adjusted EBITDA” means for the applicable Test Period, the sum of in total for Bioanalytical Systems, Inc. and its Consolidated Subsidiaries (without duplication): (a) EBITDA; plus to the extent included in the determination of EBITDA of for the applicable Test Period (b) non-cash losses during the applicable Test Period; plus (c) Approved Transaction Costs; plus (d) Run-rate Cost Savings & Synergies; plus, (e) non-cash stock compensation expense during the applicable Test Period; plus (f) Approved Non-Recurring Expenses; plus (g) such additional add-backs during the applicable Test Period, if any, permitted by Bank in its sole discretion; and minus to the extent included in the determination of EBITDA for the applicable Test Period, any (i) extraordinary or non-recurring income or gains and (ii) any gain arising from the sale of capital assets.

•	“Advance” means any disbursement of proceeds of the Construction Loan, Equipment Loan, Capex Loan, or Capex Loan #2, as applicable.

•	“Affiliates” shall mean any entity which is 10% owned by Borrower, or Entity Guarantor.

•	“Approved Non-Recurring Expenses” means for the applicable Test Period: (a) up to $390,000 for rent expense paid on its St. Louis location upon the purchase date of such St. Louis location; and (b) up to $250,000 for rent expense paid on its Fort Collins location upon the purchase date of such Fort Collins location. The non-recurring expense shall be calculated on a Pro Forma basis as though it had been realized on the first day of the applicable test period for which Adjusted EBITDA is being determined, net of the amount of actual benefits realized during such period as approved by Bank.

•	“Approved Transaction Costs” means for each applicable Test Period: (a) up to $520,000 of expense incurred during the Test Period related to the acquisition of Smithers Avanza Toxicology Services LLC, as approved by Bank through June 30, 2020, and (b) up to $450,000 of expense incurred during the Test Period related to the acquisition of PreClinical Research Services, Inc. as approved by Bank through September 30, 2020.

•	“Architect” means any architect engaged for the Project.

•	“BASi Gaithersburg” means BASi Gaithersburg LLC, an Indiana limited liability company.

•	“Borrowing Base” means an amount equal to 80% of the Eligible Accounts.

•	“Bronco Research” means Bronco Research Services, LLC.

•	“Building” means the buildings and other improvements to be constructed on Premises #2 as part of the Project.

1-1

•	“Capital Expenditures” for the applicable Test Period are defined as expenditures made and capitalized during the applicable Test Period by Bioanalytical Systems, Inc. and its Consolidated Subsidiaries for property, plant, equipment, and other fixed assets (including any such expenditures by way of acquisition or by way of incurrence or assumption of Debt or other obligations, to the extent reflected as plant, property, equipment or other fixed assets), research and development or other long-term assets; provided that expenses made for research and development are later capitalized pursuant to a change in accounting treatment shall be excluded from the calculation, plus (i) deposits made in the applicable Test Period in connection with property, plant, and equipment; less deposits of a prior period included in calculation above, less (ii) net cash proceeds of asset dispositions received during the applicable Test Period which are permitted to reinvest pursuant to the Credit Agreement and are included in expenditures made and capitalized above.

•	“Capex Loan” has the meaning assigned to that term in Section 2.8 of the Agreement.

•	“Capex Loan Note” has the meaning assigned to that term in Section 2.8 of the Agreement.

•	“Capex Loan #2” has the meaning assigned to that term in Section 2.11 of the Agreement.

•	“Capex Loan Note #2” has the meaning assigned to that term in Section 2.11 of the Agreement.

“Cash Flow Leverage Ratio” means for the applicable Test Period the ratio resulting from dividing : (i) an amount equal to (a) Total Funded Debt as of the last day of such applicable test period, minus (b) unrestricted cash up to $2,500.000 by (ii) Adjusted EBITDA.

•	“Collateral” shall mean the “collateral” as defined in the Security Agreement, together with the Real Estate.

•	“Consolidated Subsidiaries” means the Entity Guarantors and any other subsidiaries of Borrower consolidated for financial reporting purposes.

•	“Construction Amount” means the means the amount, in the aggregate, incurred from time to time by the Borrower in connection with the construction of the Project, including, without limitation, amounts payable to suppliers, materialmen, laborers, engineers and the Contractor.

•	“Construction Loan” has the meaning assigned to that term in Section 2.4 of the Agreement.

•	“Construction Loan Note” has the meaning assigned to that term in Section 2.4 of the Agreement.

•	“Construction Loan Maturity Date” has the meaning assigned to that term in Section 2.4 of the Agreement.

•	“Contractor” means the general contractor engaged for the Project.

•	“Default” or “default” means a default (without regard to grace or cure periods) under any contract or agreement that with the passage of time could mature into an Event of Default.

•	“Default Rate” means four percent (4%) in excess of the interest rate otherwise in effect under amounts outstanding under the Notes. In no event will the interest rate accruing under such Notes be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

1-2

“EBITDA” means for the applicable Test Period the sum in total for Bioanalytical Systems, Inc. and its Consolidated Subsidiaries (without duplication) of: (i) income before income taxes, plus (ii) interest expense, plus (iii) amortization expense, plus (iv) depreciation expense, in each case for the applicable Test Period, calculated on a consolidated basis in accordance with GAAP.

•	“Eligible Account” means an Account (as defined in the Uniform Commercial Code) owing to the Borrower or any Entity Guarantor (exclusive of any Account owing to an Affiliate that is not an Entity Guarantor) from an Account Debtor which meets each of the following requirements:

(a)            it arises from the sale or lease of goods or the rendering of services which have been earned or billed in accordance with signed contracts by the Borrower or any Entity Guarantor; and if it arises from the sale or lease of goods, (i) such goods comply with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) the Borrower or any Entity Guarantor has possession of, or if requested by the Bank has delivered to the Bank, delivery receipts evidencing such delivery;

(b)            it (i) is subject to a perfected, first priority Lien in favor of the Bank and (ii) is not subject to any other assignment, claim or Lien;

(c)            it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, setoff, reduction (collectively, “contra accounts”) or any credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)           there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e)            the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to the Bank;

(f)            it is not an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;

(g)           it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower or any Entity Guarantor (or by any agent or custodian of the Borrower or any Entity Guarantor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(h)           it arises in the ordinary course of business of the Borrower or any Entity Guarantor;

(i)             if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Borrower or any Entity Guarantor has assigned its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to the Bank) of such assignment has been delivered to the Bank;

1-3

(j)             if the Borrower or any Entity Guarantor maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(k)            if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Bank or, in the case of electronic chattel paper, shall be in the control of the Bank, in each case in a manner satisfactory to the Bank;

(l)            such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than (i) ninety (90) days past the original invoice date thereof, according to the original terms of sale;

(m)            it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the Borrower or any Entity Guarantor is exempt from filing such report and has provided the Bank with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the Borrower or any Entity Guarantor for a nominal fee;

(n)            the Account Debtor with respect thereto is not an Affiliate of the Borrower or any Entity Guarantor; and

(o)            it is not owed by an Account Debtor with respect to which 15% or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (l) of this definition.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if the Bank at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account after written notice of such determination is given to the Borrower shall cease to be an Eligible Account.

•	“Entity Guarantors” means BAS Evansville, Inc., Seventh Wave Indiana, BASi Gaithersburg and Bronco Research.

•	“Environmental Laws” means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

•	“Environmental Reports” has the meaning set forth on Exhibit 3.10.

•	“Equipment Loan” has the meaning assigned to that term in Section 2.5 of the Agreement.

•	“Equipment Loan Note” has the meaning assigned to that term in Section 2.5 of the Agreement.

1-4

•	“Equipment Loan Maturity Date” has the meaning assigned to that term in Section 2.5 of the Agreement.

•	“ERISA” means the Federal Employee Retirement Income Security Act of 1974.

•	“Event(s) of Default” will have the meaning set forth in Section 6.1 of the Agreement.

•	“Facility” will have the meaning set forth in Section 2.1 of the Agreement.

•	“Fixed Charge Coverage Ratio” means for the applicable Test Period, the ratio resulting from dividing (i) Adjusted EBITDA minus (a) Unfunded Capital Expenditures (excluding those unfunded capital expenditures related to the Evansville building expansion costs of up to $400,000 incurred during the fiscal quarter ending September 30, 2019, as approved by Bank), minus (b) the aggregate amount of cash payments of income taxes for such Test Period by (ii) Fixed Charges for such Test Period.

“Fixed Charges” means in accordance with GAAP for the applicable Test Period the sum in total for Bioanalytical Systems, Inc. and its Consolidated Subsidiaries (without duplication) of: (a) the aggregate cash payments of interest made for such period, including interest paid on the Obligations, including subordinated debt, the interest portion of all payments in respect of capital lease obligations, and any other cash payments of interest on any other Indebtedness for such period; plus (b) the aggregate principal amount of Indebtedness which was paid during such applicable test period, including under the Obligations and Subordinated Debt; and plus (c) the principal portion of the aggregate amount of payments in respect of capital lease obligations.

•	“GAAP” means generally accepted accounting principles as in effect from time to time.

•	“Guarantors” means the Entity Guarantors and any additional guarantor added from time to time, collectively.

•	“Indebtedness” means (a) all items (except items of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interests, if any) which in accordance with GAAP would be included in determining total liabilities on a consolidated basis as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby will have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (c) all indebtedness of others which Borrower or any Subsidiary or any Affiliate has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

•	“Initial Closing” means the date of the first Advance of the Construction Loan.

1-5

•	“Inspecting Architect” means such architect, architectural firm or project inspector as the Bank may designate from time to time.

•	“knowledge” means to the actual knowledge of any of the executive officers of Borrower or Entity Guarantor, as the context requires.

•	“Lien” means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts and capitalized leases.

•	“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Mortgage, and every other document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and “Loan Document” means any one of the Loan Documents.

•	“Loans” means the Term Loan, Term Loan #2, Term Loan #3, Capex Line of Credit, Construction Loan, Equipment Loan, and the Revolving Loans.

•	“Maximum Amount” means the maximum amount available under the Construction Loan, which is the lesser of (a) Four Million Four Hundred Forty-Five Thousand and No/100 Dollars ($4,445,000.00), and (b) eighty-five percent (85%) of the Project’s “as complete” appraised value as determined by a state licensed certified general appraiser engaged by Bank (and whose value determination is concurred with by Bank’s designated review appraiser).

•	“Mortgage(s)” means individually or collectively as the context requires, (i) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by Borrower, creating a first lien on Premises #1, securing the Term Loan, (ii) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by BAS Evansville, Inc., creating a first lien on Premises #2, securing the Term Loan, (iii) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by Borrower, creating a second lien on Premises #1, securing the Facility, and (iv) the Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, executed by BAS Evansville, Inc., creating a second lien on Premises #2, securing the Facility; and (v) the Deed of Trust, executed by Bronco Research, creating a first lien on Premises #3, securing Term Loan #5.

•	“Notes” means the Term Note, Term Note #2, Term Note #3, Term Note #4, Term Note #5, Construction Loan Note, Equipment Loan Note, Capex Loan Note, Capex Loan Note #2, and Revolving Note, together with any renewals, amendments, restatements and extensions thereof.

•	“Obligations” means all loans, advances, indebtedness, liabilities and obligations of Bioanalytical Systems, Inc. and its Consolidated Subsidiaries (without duplication)owed to Bank and/or the affiliates of Bank of every kind and description whether now existing or hereafter arising, and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, in each case arising under this Agreement, the Notes and the other Loan Documents, including without limitation all obligations to perform or forbear from performing acts and all reasonable expenses and reasonable attorneys’ fees incurred by Bank and any affiliate of Bank under this Agreement or any other document or instrument related to any of the foregoing.

1-6

•	“Permitted Liens” has the meaning assigned thereto as set forth in Section 3.8 of the Agreement.

•	“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

•	“Premises #1” means the real estate and improvements located at 2701 Kent Avenue, West Lafayette, Indiana, owned by Borrower, and more particularly described in the Mortgage executed by Borrower in favor of Bank.

•	“Premises #2” means the real estate and improvements located at 10424 Middle Mount Vernon Road, Evansville, Indiana, owned by BAS Evansville, Inc., and more particularly described in the Mortgage executed by BAS Evansville, Inc. in favor of Bank.

•	“Premises #3” means the real estate and improvements located at 1512 Webster Court, Fort Collins, Colorado, consisting of a building (“Premises #3 Building”) and a vacant lot (“Premises #3 Lot”), owned by Bronco Research, and more particularly described in the Deed of Trust executed by Bronco Research in favor of Bank.

•	“Project” has the meaning assigned to that term in Section 2.4 of the Agreement.

•	“Real Estate” means individually or collectively as the context requires, Premises #1, Premises #2, and Premises #3.

•	“Revolving Loans” has the meaning assigned to that term in Section 2.1 of the Agreement.

•	“Revolving Note” has the meaning assigned to that term in Section 2.1 of the Agreement.

•	“Run-rate Cost-Savings & Synergies” means the amount of "run rate" cost savings, operating expense reductions and synergies related to the acquisition of certain assets of Smithers Avanza Toxicology Services LLC projected by the Borrower in good faith to result from actions taken or expected to be taken within 12 months after the closing date of such acquisition. The "run rate" cost savings, operating expense reductions and synergies shall be:

(a)            calculated on a pro forma basis as though such "run rate" cost savings, operating expense reductions and synergies had been realized on the first day of the period for which consolidated EBITDA is being determined, net of the amount of actual benefits realized during such period.

(b)            reasonably identifiable and factually supportable (in the good faith determination of the Borrower); and

(c)            in any Test Period equal to the lesser of $560,000 or 15% of consolidated trailing 12 month period EBITDA, calculated before giving effect thereto, for such Test Period determined on a pro forma basis.

1-7

•	“Security Agreement” means, individually or collectively as the context requires, (i) the Amended and Restated Security Agreement and Perfection Certificate dated as of the date hereof between Borrower and Bank, securing the Obligations, (ii) the Amended and Restated Security Agreement and Perfection Certificate dated as of the date hereof between Bank and BAS Evansville, Inc., securing its Guaranty of the Obligations, (iii) the Amended and Restated Security Agreement and Perfection Certificate dated as of the date hereof between Bank and Seventh Wave Indiana, securing its Guaranty of the Obligations, (iv) Amended and Restated Security Agreement and Perfection Certificate dated as of the date hereof between Bank and BASi Gaithersburg, securing its Guaranty of the Obligations, (v) the Security Agreement and Perfection Certificate dated as of the date hereof between Bank and Bronco Research securing its Guaranty of the Obligations, and (vi) the Amended and Restated Grant of Security Interest in Trademarks dated as of the date hereof executed by Borrower, securing the Obligations, and (vii) the Amended and Restated Grant of Security Interest in Copyrights dated as of the date hereof executed by Borrower, securing the Obligations.

•	“Seventh Wave Indiana” means Seventh Wave Laboratories LLC, an Indiana limited liability company, f/k/a Cardinal Laboratories LLC.

•	“Site Improvements” means all improvements and appurtenances to Premises #2 and the Building hereafter constructed as part of the Project.

•	“Subordinated Debt” means any Indebtedness of Borrower that is subordinated to the full, final and irrevocable payment of the Obligations in form and substance acceptable to Bank.

•	“Subsidiary” means any corporation of which Borrower directly or indirectly owns or controls at the time outstanding stock having under ordinary circumstances (not depending on the happening of a contingency) voting power to elect a majority of the board of directors of said corporation.

•	“Term Loan” has the meaning assigned to that term in Section 2.2 of the Agreement.

•	“Term Note” has the meaning assigned to that term in Section 2.2 of the Agreement.

•	“Term Loan #2” has the meaning assigned to that term in Section 2.3 of the Agreement.

•	“Term Note #2” has the meaning assigned to that term in Section 2.3 of the Agreement.

•	“Term Loan #3” has the meaning assigned to that term in Section 2.7 of the Agreement.

•	“Term Loan Note #3” has the meaning assigned to that term in Section 2.7 of the Agreement

•	“Term Loan #4” has the meaning assigned to that term in Section 2.9 of the Agreement.

•	“Term Note #4” has the meaning assigned to that term in Section 2.9 of the Agreement.

•	“Term Loan #5” has the meaning assigned to that term in Section 2.10 of the Agreement.

•	“Term Note #5” has the meaning assigned to that term in Section 2.10 of the Agreement.

•	“Term-Out Date” means March 28, 2020.

•	“Test Period” means each 12 month period ending at the end of each fiscal quarter. The first Test Period shall be the Test Period ending on December 31, 2019.

1-8

•	“Title Company” means First American Title Insurance Company (related to Premises #1 and Premisese #2) or Land Title Guarantee Company (related to Premises #3), as applicable.

•	“Total Funded Debt” means for the applicable Test Period, the sum in total for Bioanalytical Systems, Inc. and its Consolidated Subsidiaries (without duplication) the aggregate principal amount of indebtedness as of the last day of such applicable test period, determined in accordance with GAAP, consisting of: (a) indebtedness for borrowed money, (b) unreimbursed obligations in respect of drawn letters of credit, (c) obligations in respect of capitalized leases, (d) obligations in respect of purchase money debt, and (e) debt obligations evidenced by bonds, debentures, promissory notes, loan agreements or similar instruments (including subordinated debt).

•	“Transaction Costs” means all transaction fees, charges, and other amounts related to the Transactions and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the closing of the Facility or such Permitted Acquisition, as applicable, and approved by the Bank in its reasonable discretion.

“Unfunded Capital Expenditures” shall equal the sum of Capital Expenditures excluding funds borrowed under the Construction Loan, Equipment Loan, Capex Loan, Capex Loan #2, or for certain Capital Expenditures greater than $200,000 for single equipment purchases as approved by Bank. For purposes of calculating Unfunded Capital Expenditures, Capital Expenditures will be derived from the Statement of Cash Flows of the Company and its Subsidiaries for such applicable Test Period.

“Unrestricted Cash” means the sum in total for Bioanalytical Systems, Inc. and its Consolidated Subsidiaries (without duplication) cash or cash equivalents that would not appear as “restricted” on a consolidated balance sheet of Bioanalytical Systems, Inc as of the last day of such applicable test period.

1-9

EXHIBIT 2.1B

Form of Revolving Note

EXHIBIT 2.2

Form of Term Note

EXHIBIT 2.3

Form of Term Note #2

EXHIBIT 2.7

Form of Term Note #3

EXHIBIT 2.8

Form of Capex Note

EXHIBIT 2.9

Form of Term Note #4

EXHIBIT 2.10

Form of Term Note #5

EXHIBIT 2.11

Form of Capex Note #2

EXHIBIT 3.3

Litigation Disclosure

None

EXHIBIT 3.6

Laws and Taxes Disclosure

None

EXHIBIT 3.8

Permitted Liens

None

20

EXHIBIT 3.10

Environmental Disclosure

Any disclosure or recognized environmental condition set forth in:

Phase I Environmental Site Assessment of Bioanalytical Systems, Inc. dated March 6, 2015;

Limited Microbial Evaluation Report for Bioanalytical Systems, Inc., dated March 5, 2015;

Asbestos Pre-Renovation Report for Bioanalytical Systems, Inc., dated March 3, 2015;

Report 2041 Prepared for Site Location Bioanalytical Systems, Inc., 2700 Kent Avenue, West Lafayette, Indiana, by PHASE I Environmental Engineering, dated October 11, 2002; and

Report 2032 Prepared for Site Location Bioanalytical Systems, Inc., 1024 Middle Mount Vernon Road, Mount Vernon, Indiana, by PHASE I Environmental Engineering, dated October 11, 2002;

(collectively, the “Environmental Reports”).

21